Exhibit 10(a)

CHANGE IN CONTROL AGREEMENT

This Agreement, dated as of this                      day of December 2008, is by and between                                          (“Executive”) and Sigma-Aldrich Corporation and any successor to its business and/or assets (“Company”).

WHEREAS, the Company considers it essential to the best interests of the Company that its key employees be encouraged to remain with the Company and to devote full attention to the Company’s business in the event that any third party expresses its intention to take action which could result in a change in control of the Company; and

WHEREAS, Executive serves as a key employee of the Company;

NOW, THEREFORE, to encourage Executive’s continued, undivided attention, dedication and services to the Company and the availability of Executive’s advice and counsel notwithstanding the possibility, threat or occurrence of a change in control of the Company, and to induce Executive to remain in the employ of the Company, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.	Term of Agreement. The term of this Agreement shall commence on the date first set forth above and shall end on December 31, 2009, and shall continue in effect for successive periods of one year thereafter unless either the Company or Executive gives written notice of intent to terminate the Agreement at least six (6) months prior to the expiration of the then-current term of this Agreement. The Company is precluded from giving notice of intent to terminate within six months of a Change in Control or at any time at which a Change in Control with an identified party is under serious consideration.

2.	Definitions. As used herein, the terms identified below shall have the meanings indicated:

(a)	“Applicable Amount” shall mean two times the lesser of:

(1)	Executive’s annualized compensation (as defined within the meaning of Section 409A of the Code) based upon Executive’s annual rate of pay for the year preceding the year in which Executive’s employment with the Company terminates (adjusted for any increase during that year that was expected to continue indefinitely if Executive’s employment had not terminated); or

(2)	the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(b)	“Base Amount” means “base amount” as defined in Section 280G of the Code.

(c)	“Board” means the Company’s Board of Directors.

(d)	“COBRA” shall mean the Consolidated Budget Reconciliation Act of 1985.

(e)	“Change in Control” means (1) an acquisition by an individual or entity of 35% of the outstanding common stock or voting power of the Company, (2) a contested change of a majority of the non-employee directors of the Company, (3) a merger, sale, acquisition, or other such transaction where the shareholders of the Company immediately prior to such transaction do not own 60% of the outstanding common stock of the Company immediately following such transaction, or (4) shareholder approval of a complete dissolution of the Company (excluding bankruptcy).

(f)	“Cause” means any of the following:

(i)	the willful and continuous failure by Executive to substantially perform Executive’s duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) thirty (30) days after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties,

(ii)	gross misconduct or gross negligence by Executive provided (A) the Board has determined that the resulting harm to the Company from Executive’s gross misconduct or gross negligence cannot be adequately remedied, or (B) Executive fails to correct any resulting harm to the Company within thirty (30) days after a written demand for correction is delivered to Executive by the Board which specifically identifies both the manner in which the Board believes that Executive has engaged in gross misconduct or gross negligence and an appropriate method of correcting any resulting harm to the Company, or

(iii)	Executive’s conviction of or the entering of a plea of guilty or nolo contendere to the commission of a felony.

(g)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated by the Treasury Department and the Internal Revenue Service thereunder.

(h)	“Good Reason” means the occurrence of one or more of the following conditions without the consent of the Executive:

(i)	a diminution in Executive’s authority, duties, or responsibilities;

(ii)	a diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report;

(iii)	a diminution in the budget over which the Executive retains authority;

(iv)	a change of at least 50 miles in the geographic location at which the Executive must perform services for the Company;

(v)	any action or inaction that constitutes a material breach by the Company of the agreement under which the Executive provides services;

(vi)	a diminution in Executive’s base compensation.

(i)	“Incentive Payment” shall have the meaning as set forth in Section 3.

(j)	“Long-Term Incentive Plan” shall mean the 2003 Sigma-Aldrich Long-Term Incentive Plan and any successor plan thereto.

(k)	“Qualifying Termination” shall have the meaning as set forth in Section 5.

(l)	“Rabbi Trust” shall mean a trust established or selected by the Company to pay benefits due to Executive in the circumstances described in this Agreement or to other Company executives under other nonqualified arrangements that is intended to constitute an unfunded arrangement that does not affect the status of the Agreement and any other plan or agreement maintained by the Company as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees under Title I of the Employee Retirement Income Security act of 1974. Any Rabbi Trust established by the Company shall be subject to the claims of the Company’s creditors in the event the Company becomes insolvent, until paid to Executive.

(m)	“Severance Payment” shall mean the benefit, if any, defined as a “Severance Payment” and paid to Executive as a lump sum under the Company’s Executive Severance Plan.

(n)	“Short-Term Incentive Plan” shall mean the Sigma-Aldrich Corporation Cash Bonus Plan and any successor plan thereto.

(o)	“Specified Employee” shall mean any Company employee that the Company determines is a Specified Employee within the meaning of Section 409A of the Code. The Company shall determine whether an employee is a Specified Employee by applying reasonable, objectively determinable identification procedures set forth in a resolution of the Board issued before December 31, 2007.

(p)	“Termination Factor” means a factor equal to 2.99.

(q)	“Termination Payment” shall have the meaning as set forth in Section 6.

3.

Incentive Payments. In the event of a Change in Control, Executive shall be entitled to receive an “Incentive Payment.” Subject to the terms hereof, such payment will be made in a lump-sum sixty (60) days following the date of the Change in Control or as soon as administratively practicable thereafter but in no event later than 2 1/2 months after the close of the year in which the Change in Control occurs. The Incentive Payment shall equal the sum of Executive’s bonus and incentive compensation otherwise payable under the terms of the Company’s Short-Term and Long-Term Incentive Plans determined on a pro rata basis for Executive’s services and performance to the date of the Change in Control and based on full and immediate vesting as of the date of the Change in Control. Notwithstanding any provision herein to the contrary, in the event an Incentive Payment is deferred compensation under Section 409A of the Code, such Incentive Payment shall be fully vested with respect to the pro rata portion for Executive’s services and performance to the date of the Change in Control and paid out pursuant to the terms of the awards and underlying plans.

4.	Stock Rights. In the event of a Change in Control, Executive’s non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance shares, performance units, and restricted stock units granted by the Company which are outstanding on the date of the Change in Control, shall vest and be exercisable pursuant to the terms of the awards and underlying plans.

5.	Qualifying Termination. Benefits only become payable under Sections 6 and 7 below if Executive experiences a “Qualifying Termination”. A Qualifying Termination shall occur on the later of the following events, provided both such events occur: (1) the Company terminates Executive’s employment without Cause or, no later than two years following the event that gives rise to Good Reason, Executive terminates his or her employment for Good Reason, provided that such termination of employment (be it without Cause or for Good Reason) occurs either six months prior or two years following a Change in Control or (2) a Change in Control occurs. For purpose of a Qualifying Termination involving Good Reason, the Executive must provide the Company with notice within 90 days of the initial existence of a condition constituting Good Reason and afford the Company 30 days in which to remedy the condition. If the Company remedies the condition during the prescribed 30-day period and the Executive terminates employment, the Executive will not be deemed to have terminated his or her employment for Good Reason for purposes of this Section 5.

6.	Termination Payment. Except as described below, Executive shall receive a “Termination Payment” immediately upon the occurrence of a Qualifying Termination or as soon as administratively possible thereafter. The Termination Payment shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and social security taxes. Subject to all other provisions of this Agreement, including Section 9 hereof, the Termination Payment shall equal the sum of the following amounts less any “Severance Payment”:

(a)	All previously earned and accrued but unpaid base salary up to the date of Executive’s termination of employment;

(b)	An amount equal to the Termination Factor multiplied by Executive’s annual base salary as of the date of Executive’s termination of employment; and

(c)	An amount equal to the Termination Factor multiplied by the full-year Short Term Incentive Target of the year in which Executive terminates employment.

The portion of the Termination Payment described in subsections (b) and (c) shall be paid to an Executive who is a Specified Employee on the first day of the seventh month following the date Executive terminates employment with the Company, or, if earlier, the date Executive dies following the Qualifying Termination. Any Termination Payment made to an Executive who is a Specified Employee that is to be delayed pursuant to this Section 6 shall be held in a Rabbi Trust with reasonable interest accruing from the date of the Qualifying Termination until payment to Executive.

If the Company determines that the termination of employment causing the Qualifying Termination constitutes an involuntary separation from service as defined by Section 409A of the Code, the sum of the Termination Payment described in subsections (b) and (c) and the “Severance Payments” shall, to the extent it does not exceed the Applicable Amount, be paid without regard to such six month delay.

7.	Continuation of Benefits. Executive shall receive the following benefits beginning upon the occurrence of a Qualifying Termination or as soon as administratively possible thereafter. Such benefits (including the right to reimbursements) shall, unless otherwise noted, continue for a period of years equal to the Termination Factor multiplied by one year. Any reimbursements listed below shall be paid no later than the end of Executive’s third taxable year following the taxable year in which Executive terminates employment. To the extent that the right to reimbursements extends beyond Executive’s second taxable year following the year in which Executive’s employment was terminated, the portion of reimbursements provided after such period shall be reimbursed by the end of Executive’s taxable year following the end of Executive’s taxable year in which the expense was incurred.

(a)	The Company will maintain Director and Officer insurance for the benefit of Executive on the same basis as if Executive were actively employed with the Company; and

(b)	The Company will indemnify Executive for all of the expenses incurred or damages paid or payable with respect to a bona fide claim against Executive, including settlement payments, where such claim is based on actions or failures to act by Executive in his or her capacity as an employee of the Company.

8.	Cap on Certain Payments by the Company. In the event that any payment or benefit of any type by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would not exceed 110% of the greatest amount that could be paid to the Executive such that receipt of such payment or benefit would not be subject to the excise tax imposed by Section 4999 of the of the Code, Executive shall receive, subject to the conditions of this Agreement and in full satisfaction of any and all rights under this Agreement, only such payments and benefits which do not, in the aggregate, exceed the product of 2.99 and Executive’s “Base Amount.” However, no amounts or benefits which constitute nonqualified deferred compensation subject to Code section 409A shall be forfeited or reduced pursuant to this Section 8 until all amounts and benefits not subject to Code Section 409A have been forfeited.

9.	Non-Disclosure of Confidential Information and Noncompete.

(a)	Executive expressly recognizes and acknowledges that during Executive’s employment with the Company, Executive became entrusted with, had access to, or gained possession of confidential and proprietary information, data, documents, records, materials, and other trade secrets and/or other proprietary business information of the Company that is not readily available to competitors, outside third parties and/or the public, including without limitation, information about (i) current or prospective customers and/or suppliers, (ii) employees, research, goodwill, production, and prices, (iii) business methods, processes, practices or procedures; (iv) computer software and technology development, and (v) business strategy, including acquisition, merger and/or divestiture strategies, (collectively or with respect to any of the foregoing, the “Confidential Information”). Executive agrees, by acceptance of the benefits under this Agreement, to protect all Confidential Information concerning the business activities of the Company which were acquired in connection with or as a result of the performance of service for the Company.

(b)	Executive recognizes that the Company is engaged in the business of research, development, manufacture and sale of chemicals and chemical products in laboratory proportions throughout the world (the “Company’s Business”), which business requires for its successful operation the fullest security of its Confidential Information of which Executive will acquire knowledge during the course of his employment.

(c)	Executive shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at any time during his employment with the Company and for a period of two (2) years following any termination of his employment with the Company which gives rise to a Termination Payment under Section 6, regardless of how or why Executive’s employment terminates, (i) engage in or invest in any business that is primarily engaged in any work or activity that is then competitive with and the same as or similar to the Company’s Business, or with respect to which Executive had access to Confidential Information while with the Company, or (ii) otherwise compete against the Company’s Business, provided, however, that the foregoing shall not prohibit Executive from owning 2% or less of the outstanding equity securities of a publicly traded entity.

(d)	Executive understands that the intention of this Section of this Agreement is not to prevent the Executive from earning a livelihood and Executive agrees nothing in this Agreement would prevent Executive from earning a livelihood utilizing his general purchasing, sales, professional or technical skills in any of the hospitals, businesses, research or manufacturing facilities of companies which are not directly or indirectly in competition with the Company.

(e)	Executive’s breach of Section 9 of this Agreement shall relieve Company of its obligations (if any) to pay that portion of any Termination Payment equal to the sum of three (3) times the Executive’s annual base salary as of the date of Executive’s termination of employment plus three (3) times the full-year Short Term Incentive Target of the year in which Executive terminates employment (“Noncompete Payments”). In the event that Executive breaches this Section 9 after he has received the Termination Payment, he shall immediately return the full amount of the Noncompete Payments to the Company, with interest from the date Executive received such amounts.

10.	At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This Agreement is not a contract of employment and does not guarantee Executive employment for any particular period of time. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and practices or other agreements with the Company at the time of termination.

11.	General Reimbursement Procedure. To the extent that Executive is entitled to any reimbursements under this Agreement and the procedures for such reimbursements are not otherwise set forth herein, such reimbursements shall be made as soon as administratively practicable but in no event later than (1) the end of a two year period following the date Executive terminates employment with the Company or, if later, (2) the end of Executive’s taxable year following the Taxable year in which Executive incurred the expense giving rise the reimbursement right. Notwithstanding the foregoing, any Executive who is a Specified Employee at the time his or her employment with the Company is terminated shall not receive reimbursements under this Section 11 prior to the first day of the seventh month following termination of employment (or, if earlier, the date of death of Executive). Any benefits payable under this Agreement which are subject to the six month deferral provision shall be held in a Rabbi Trust with reasonable interest accruing from the date of the Qualifying Termination until payment to Executive.

12.

Arbitration; Litigation Expenses. All claims, disputes and other matters in question between the parties arising under this Agreement shall be decided by arbitration in accordance with the rules of the American Arbitration Association

(“AAA”), unless the parties mutually agree otherwise. The determination reached in such arbitration shall be final and biding on both parties without any right of appeal of further dispute. Execution of the determination by such arbitrator may be sought in any court of competent jurisdiction. The arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this Agreement as an honorable engagement and not merely as a legal obligation. Unless otherwise agreed by the parties, any such arbitration shall be conducted in accordance with the Rules of the AAA and the proceedings shall be private and confidential.

The party seeking arbitration shall notify the other party in writing and request the AAA to submit a list of 5 or 7 potential arbitrators. In the event the parties do not agree upon an arbitrator, each party shall, in turn, strike one arbitrator from the list, the Corporation having the first strike, until only one arbitrator remains, who shall arbitrate the dispute. The arbitration hearing shall be conducted within 30 days of the selection of an arbitrator or at the earliest date thereafter that the arbitrator is available.

The administrative costs of the arbitration shall be borne equally by the parties; however, the prevailing party in any such arbitration shall be entitled to a recovery of his/its reasonable attorneys fees. For purposes of this agreement, the prevailing party shall be the party that substantially prevails in the action after the resolution of all claims. The arbitrator shall retain jurisdiction of the dispute to determine any prevailing party issues.

13.	General Creditor. Any and all amounts payable hereunder to Executive shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Company; no person shall have nor acquire any interest in any such asset by virtue of the provisions of this Agreement. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that Executive or any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.

14.

Severability and Interpretation. In the event of a conflict between the terms of this Agreement and any of the definitions or provisions in the Company’s Severance Plan or Executive Severance Plan, or otherwise, the terms of this Agreement shall prevail. Whenever possible, each provision of this Agreement and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any covenant or other provision of this Agreement (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Agreement shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant or other provision or portions of this Agreement to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.

15.	No Assignments. This Agreement shall inure to the benefit of, and be binding upon, the Company and any successor to the Company, but neither this Agreement nor any rights hereunder shall be assigned by Executive.

16.	Prior Agreements. Upon execution by both parties, this Agreement shall supersede and replace all prior employment agreements between the Company and Executive, and this Agreement shall constitute the entire agreement between the parties, except as expressly provided herein, concerning the effect of a Change in Control on the employment relationship between the Company and Executive.

17.	Entire Agreement. This Agreement represents the entire and integrated Change in Control Agreement between Executive and the Company and supersedes all prior negotiations, representations and agreements, either written or oral, with respect thereto.

18.	Waiver and Releases. In consideration of the covenants under this Agreement and as a condition precedent to receiving any payments under this Agreement, Executive agrees to execute a Release of employment claims in such form as requested by the Company.

19.	Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as set forth in this Section 19 or to such other address as may hereafter be notified by such party to the other party. Notices and communications shall be effective at the time they are given in the foregoing manner.

If to Executive:

_____________________
_____________________
_____________________

If to the Company:

Sigma-Aldrich Corporation
ATTN: General Counsel
3050 Spruce Street
St. Louis, MO 63103
(314) 286-7442

20.	Amendments and Waivers. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.

21.	Governing Law. The parties agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard for any conflict of law principles. Subject to Section 12, any action concerning this Agreement shall be brought in a court of competent jurisdiction in Saint Louis County, Missouri and each party consents to the venue and jurisdiction of such courts.

22.	Headings. Section headings are provided in this Agreement for convenience only and shall not be deemed to substantively alter the content of such sections.

23.	Section 409A Savings Clause. This Agreement is intended to comply with the provisions of 409A of the Code. If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A of the Code or in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to Executive.

IN WITNESS WHEREOF, the parties have executed this Change in Control Agreement this                      day of December 2008.

SIGMA-ALDRICH CORPORATION		EXECUTIVE

By	/s/ Richard A. Keffer	By
Richard A. Keffer
Vice President, General Counsel & Secretary